UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 14, 2005

Date of Report (date of earliest event reported)

FOXHOLLOW TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50998	94-3252085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

740 Bay Road

Redwood City, California 94063-2469

(Address of principal executive offices)

(650) 421-8400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 14, 2005, FoxHollow Technologies, Inc. (“FoxHollow”), entered into a Collaboration and License Agreement with Merck & Co., Inc., pursuant to which FoxHollow and Merck agreed to collaborate on the analysis of atherosclerotic plaque removed from patient arteries with the goal of identifying new biomarkers of atherosclerotic disease progression. The press release announcing the transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Collaboration and License Agreement provides for a research collaboration of up to three years, consisting of an initial one-year research term that Merck may, at its discretion, extend for one or two additional years. As part of this research collaboration, FoxHollow will provide Merck with exclusive access to existing atherosclerotic plaque samples collected from patients having vascular disease using FoxHollow’s SilverHawk Plaque Excision System as well as new samples to be collected under the collaboration pursuant to agreed upon protocols and meeting agreed upon criteria. Under the agreement, FoxHollow will be required to use commercially reasonable efforts to deliver a specified number of plaque samples to Merck each year, over the course of the research collaboration, and Merck will be responsible for analyzing the collected plaque samples, at its own cost, in order to identify plaque biomarkers of atherosclerotic disease activity. Additionally, FoxHollow will be responsible for conducting mutually agreed upon clinical trials involving patients with vascular disease for the purpose of excising plaque from such patients in order to profile the effects of various drugs on atherosclerotic plaque. A joint committee having equal representation from FoxHollow and Merck will oversee the research collaboration.

During the research collaboration, Merck will have exclusive access to the plaque samples collected and delivered by FoxHollow. Upon the satisfaction of certain conditions and payments, Merck will have the option to extend this exclusive access beyond the end of the research collaboration and to obtain the exclusive right to practice FoxHollow inventions and any joint inventions arising from the performance of the research collaboration, provided such exercise is done either during the collaboration program or the thirty days thereafter. Such exclusivity option may be exercised for use in connection with the development and commercialization of therapeutic products, as well as diagnostic/prognostic tests. In addition, in the event that Merck exercises this exclusivity option, FoxHollow will not be permitted to work on its own or with any other third party in analyzing plaque and related biological materials for the purpose of discovering or developing therapeutic products or tests, for a specified time period. If Merck does not exercise its exclusive license option, then FoxHollow and Merck shall each have non-exclusive rights to use and further develop and commercialize the results, inventions and technology arising from the collaboration program, on their own, or with other third parties, without any payments to the other party.

Pursuant to the Collaboration and License Agreement, Merck will make initial cash payments totaling $9 million to FoxHollow to cover costs associated with FoxHollow’s responsibilities and for the rights granted to Merck during the initial year of the research collaboration. FoxHollow may be entitled to additional payments of at least $7 million and up to $31 million over the following two years, if Merck elects to extend the research collaboration beyond its initial one year term and/or exercise its exclusivity option. Merck is also obligated to pay FoxHollow milestone payments based on the progress of clinical development of certain cardiovascular products arising from work under the research collaboration, as well as royalties on sales of such products.

Merck may early terminate the research collaboration at any time upon advance notice to FoxHollow. A termination of the research collaboration by Merck will not affect Merck’s obligation to pay milestones or royalties to FoxHollow under the agreement, nor will it give rise to any repayment by FoxHollow of any amounts already paid by Merck for the year in which termination occurred. Each party may terminate the agreement upon certain uncured material breaches of the other party or as result of a bankruptcy filing by or against the other party. If Merck terminates the agreement as a result of a material breach by FoxHollow of its exclusivity obligations, Merck will retain exclusive access to the collected plaque samples and the exclusive right to practice FoxHollow inventions arising from the performance of the collaborative research program. Upon such a termination, Merck’s obligation to pay milestones and royalties to FoxHollow shall continue, but at reduced levels. In the event FoxHollow terminates due to an uncured material breach by Merck, all licenses granted to Merck would terminate, and FoxHollow’s obligations would cease.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	First Press Release of FoxHollow Technologies, Inc. issued on September 14, 2005.

99.2	Second Press Release of FoxHollow Technologies, Inc. issued on September 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOXHOLLOW TECHNOLOGIES, INC.

Date: September 14, 2005	By:	/s/ Robert W. Thomas
Robert W. Thomas
President and Chief Executive Officer